EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports Third Quarter 2023 Financial Results

– Net sales of $3.62 billion with tons sold up 1.1% from Q3 2022
– Gross profit margin of 29.7%
– EPS of $4.99; non-GAAP EPS of $5.00
– Cash flow from operations of $466.0 million
– Repurchased $126.4 million of common stock
– Replenished existing share repurchase program to $1.5 billion

SCOTTSDALE, Ariz., Oct. 26, 2023 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the third quarter ended September 30, 2023.

(in millions, except tons which are in thousands and per share amounts)

			Sequential Quarter	Nine Months Ended September 30,		Year- Over- Year		Quarter- Over- Quarter
	Q3 2023	Q2 2023	% Change	2023	2022	% Change	Q3 2022	% Change
Income Statement Data:
Net sales	$3,623.0	$3,880.3	(6.6%)	$11,468.6	$13,414.2	(14.5%)	$4,247.2	(14.7%)
Gross profit[1]	$1,077.0	$1,222.7	(11.9%)	$3,525.7	$4,121.5	(14.5%)	$1,239.0	(13.1%)
Gross profit margin[1]	29.7%	31.5%	(1.8%)	30.7%	30.7%	0.0%	29.2%	0.5%
Non-GAAP gross profit margin[1,2]	29.7%	31.5%	(1.8%)	30.7%	30.8%	(0.1%)	29.2%	0.5%
LIFO (income) expense	$(45.0)	$(45.0)		$(105.0)	$22.5		$(27.5)
LIFO (income) expense as a % of net sales	(1.2%)	(1.2%)	0.0%	(0.9%)	0.2%	(1.1%)	(0.6%)	(0.6%)
LIFO (income) expense per diluted share, net of tax	$(0.57)	$(0.57)		$(1.33)	$0.27		$(0.34)
Non-GAAP pretax expense (income) adjustments[2]	$1.0	$—		$(3.8)	$9.8		$2.3
Pretax income	$388.0	$510.9	(24.1%)	$1,407.4	$1,983.8	(29.1%)	$524.0	(26.0%)
Non-GAAP pretax income[2]	$389.0	$510.9	(23.9%)	$1,403.6	$1,993.6	(29.6%)	$526.3	(26.1%)
Pretax income margin	10.7%	13.2%	(2.5%)	12.3%	14.8%	(2.5%)	12.3%	(1.6%)
Net income attributable to Reliance	$295.0	$385.1	(23.4%)	$1,063.2	$1,489.6	(28.6%)	$393.5	(25.0%)
Diluted EPS	$4.99	$6.49	(23.1%)	$17.92	$23.98	(25.3%)	$6.45	(22.6%)
Non-GAAP diluted EPS[2]	$5.00	$6.49	(23.0%)	$17.87	$24.10	(25.9%)	$6.48	(22.8%)

Balance Sheet and Cash Flow Data:
Cash provided by operations	$466.0	$295.1	57.9%	$1,145.7	$1,309.9	(12.5%)	$635.7	(26.7%)
Free cash flow[3]	$340.5	$164.9	106.5%	$787.1	$1,060.2	(25.8%)	$540.2	(37.0%)
Net debt-to-total capital[4]	2.1%	4.1%		2.1%	12.8%		12.8%
Net debt-to-EBITDA[2,5]	0.1x	0.1x		0.1x	0.4x		0.4x
Total debt-to-EBITDA[2,5]	0.5x	0.5x		0.5x	0.6x		0.6x

Capital Allocation Data:
Acquisition, net	$—	$24.1		$24.1	$—		$—
Capital expenditures	$125.5	$130.2		$358.6	$249.7		$95.5
Dividends	$58.7	$58.6		$179.3	$163.5		$52.9
Share repurchases	$126.4	$73.9		$239.2	$547.7		$336.7

Key Business Metrics:
Tons sold	1,420.8	1,484.1	(4.3%)	4,425.0	4,279.6	3.4%	1,406.0	1.1%
Average selling price per ton sold	$2,552	$2,626	(2.8%)	$2,602	$3,156	(17.6%)	$3,039	(16.0%)

Please refer to the footnotes at the end of this press release for additional information.

Management Commentary

“I’d like to commend the entire Reliance team for successfully executing our strategy during challenging times and delivering another quarter of solid financial performance, which was in line with our expectations,” said Karla Lewis, President and Chief Executive Officer of Reliance. “While our tons sold were down slightly more than anticipated, we outperformed broader service center industry trends and maintained year-over-year growth. Consistent with our expectations, our average selling price per ton sold declined across our major commodity products. However, our pricing discipline, product diversification, small order sizes and industry-leading, value-added processing capabilities continue to provide us with gross profit margin stability that lessens the impact of declining prices on our gross profit margins. As a result, we delivered non-GAAP earnings per share of $5.00, in line with our guidance.”

Mrs. Lewis continued, “Our profitability, combined with effective working capital management, generated strong operating cash flow of $466.0 million for the quarter. We invested $125.5 million in capital expenditures and returned $185.1 million to our stockholders. We will continue to leverage our strong balance sheet and significant liquidity to fund profitable growth and return value to our stockholders through dividends and share repurchases. We are excited about the many growth activities underway and that we anticipate arising under the Infrastructure Bill, the CHIPS Act, and the Inflation Reduction Act as well as onshoring and nearshoring activities in the markets we serve.”

End Market Commentary
Reliance provides a diverse range of metal products and value-added processing services to a wide range of end markets, generally in small quantities on an as-needed basis. The Company’s tons sold in the third quarter of 2023 increased 1.1% year-over-year mainly due to strength in the non-residential construction and aerospace end markets Reliance serves along with contributions from organic growth investments. The Company’s tons sold declined 4.3% compared to the prior quarter, reflecting one less shipping day and typical seasonal patterns, along with reduced demand for carbon steel flat-rolled products as continued price declines resulted in more cautious customer behavior.

Demand in non-residential construction (including infrastructure), Reliance’s largest end market, improved compared to the third quarter of 2022. The Company remains cautiously optimistic non-residential construction activity in the sectors in which the Company participates will remain healthy in the fourth quarter of 2023 based on current customer sentiment and backlogs, subject to normal seasonality.

Demand in commercial aerospace remained strong in the third quarter of 2023, up from both the second quarter of 2023 and third quarter of 2022. Reliance is optimistic commercial aerospace demand will remain healthy in the fourth quarter of 2023 as actual build rates further increase from current levels. Demand in the military, defense and space portions of Reliance’s aerospace business also remained strong with healthy backlogs, which is expected to continue in the fourth quarter of 2023.

Demand for the toll processing services Reliance provides to the automotive market remained consistent with the second quarter of 2023 and increased compared to the third quarter of 2022. Reliance’s niche toll processing position in the automotive market, including the continued increase in aluminum content, provide the Company with optimism that demand for its toll processing services will improve over the long-term. However, the Company’s outlook for the fourth quarter of 2023 remains cautious given the ongoing UAW strike.

Demand across the broader manufacturing sectors Reliance serves, including industrial machinery, consumer products and heavy equipment, declined from the third quarter of 2022 due in part to the reduction in carbon steel flat rolled tons sold as prices declined as well as lower demand in certain equipment and machinery markets. Reliance anticipates that demand for its products across the broader manufacturing sector will decline in the fourth quarter of 2023 due mostly to seasonality.

Demand in the semiconductor market declined from both the second quarter of 2023 and the third quarter of 2022 due to continued softness in certain areas of the market primarily due to excess inventory in the supply chain. Reliance’s long-term outlook for the semiconductor market remains positive, reinforced by its investments in additional capacity to service the significant semiconductor fabrication expansion efforts underway in the United States.

Balance Sheet & Cash Flow
At September 30, 2023, Reliance had cash and cash equivalents of $976.9 million and total debt outstanding of $1.15 billion with no outstanding borrowings under its $1.5 billion revolving credit facility. Reliance generated cash flow from operations of $466.0 million during the third quarter of 2023 driven by solid profitability and effective working capital management.

Stockholder Return Activity
On October 24, 2023, the Company’s Board of Directors declared a quarterly cash dividend of $1.00 per share of common stock, payable on December 1, 2023 to stockholders of record as of November 17, 2023. Reliance has paid regular quarterly cash dividends for 64 consecutive years without reduction or suspension and has increased the dividend 30 times since its 1994 IPO to a current annual rate of $4.00 per share.

In the third quarter of 2023, the Company repurchased 467,213 shares of its common stock at an average cost of $270.49 per share, for a total of $126.4 million. During the nine months ended September 30, 2023, Reliance repurchased 935,891 shares of its common stock at an average cost of $255.56, for a total of $239.2 million. Subsequent to the end of the quarter, as of October 24, 2023, Reliance repurchased 575,060 shares of its common stock at an average cost of $255.15 per share, for a total of $146.7 million. As of October 24, 2023, $294.8 million remained available under Reliance’s $1 billion share repurchase plan authorized on July 26, 2022.

On October 24, 2023, the Board of Directors approved an amendment of Reliance’s share repurchase plan, replenishing the repurchase authorization to $1.5 billion without a set expiration date. From 2018 through September 30, 2023, Reliance has repurchased approximately 16.9 million shares of its common stock at an average cost of $122.20 per share for a total of $2.07 billion.

Corporate Development
On October 11, 2022, Reliance announced the retirement of James D. Hoffman, effective December 31, 2023. In connection with his planned retirement, Mr. Hoffman, the Company’s former President and Chief Executive Officer, has informed the Board that he has decided to retire from service on the Board and will not stand for reelection to the Board at the Company’s 2024 Annual Meeting of Stockholders. Mr. Hoffman will continue to serve as a director of the Company until the expiration of his term at the 2024 Annual Meeting of Stockholders. Mark Kaminski, Chairman of the Board of Reliance, commented, “The Board of Directors thanks Jim for his years of service on the Board as well as his leadership and service to Reliance. Jim’s significant contributions are reflected in the Company’s culture of safety, as well as record revenues, profitability and earnings per share achieved during his tenure. We wish Jim and his family all the best in his retirement.”

Business Outlook
Reliance anticipates underlying demand will overall remain relatively healthy in the fourth quarter of 2023. The Company expects tons sold growth in the range of 3.5% to 5.5% compared to the fourth quarter of 2022, and, consistent with seasonal trends, a sequential decline of 4% to 6%. Although Reliance believes pricing for many products will be near trough levels in the current cycle at some point in the fourth quarter of 2023, with certain products leveling off or increasing modestly, the Company expects its average selling price per ton sold for the fourth quarter of 2023 to decline 4% to 6% compared to the third quarter of 2023. The Company also anticipates modest temporary downward pressure on its gross profit margin in the fourth quarter as a result of these declining price trends. Based on these expectations, the Company anticipates non-GAAP earnings per diluted share in the range of $3.70 to $3.90 for the fourth quarter of 2023.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s third quarter 2023 financial results and business outlook will be held on Thursday, October 26, 2023 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13741355. The call will also be broadcast live over the Internet hosted on the Investors section of the Company’s website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on November 9, 2023, by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13741355. The webcast will remain posted on the Investors section of Reliance’s website at www.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Founded in 1939, Reliance Steel & Aluminum Co. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of approximately 315 locations in 40 states and 12 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and value-added processing services. In 2022, Reliance’s average order size was $3,670, approximately 50% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry and end markets, business strategies, acquisitions, and expectations concerning the Company’s future growth and profitability and its ability to generate industry leading returns for its stockholders, as well as future demand and metals pricing and the Company’s results of operations, margins, profitability, taxes, liquidity, macroeconomic conditions, including inflation and the possibility of an economic recession or slowdown, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range,” “intend” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management’s estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by Reliance, as well as developments beyond its control, including, but not limited to, the possibility that the expected benefits of acquisitions may not materialize as expected, the impacts of labor constraints and supply chain disruptions, changes in worldwide and U.S. political and economic conditions such as inflation and the possibility of an economic recession that could materially impact the Company, its customers and suppliers and demand for the Company’s products and services. Deteriorations in economic conditions as a result of inflation, economic recession, slowing growth, outbreaks of infectious disease, conflicts such as the war in Ukraine and the evolving events in Israel and Gaza or otherwise, could lead to a decline in demand for the Company’s products and services and negatively impact its business, and may also impact financial markets and corporate credit markets which could adversely impact the Company’s access to financing, or the terms of any financing. The Company cannot at this time predict all of the impacts of inflation, product price fluctuations, economic recession, outbreaks of infectious disease or the Russia-Ukraine and Israel-Gaza conflicts and related economic effects, but these factors, individually or in any combination, could have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.

The statements contained in this press release speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason, except as may be required by law. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and in other documents Reliance files or furnishes with the United States Securities and Exchange Commission.

CONTACT:
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

Third Quarter 2023 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)

	Q3 2023	Q2 2023	Sequential Quarter Change	Q3 2022	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	1,150.6	1,205.7	(4.6%)	1,131.5	1.7%	(2.3%)	(17.2%)
Aluminum	78.2	83.1	(5.9%)	80.3	(2.6%)	(1.7%)	(7.8%)
Stainless steel	69.9	71.7	(2.5%)	76.8	(9.0%)	(5.5%)	(14.1%)
Alloy	31.2	34.5	(9.6%)	35.3	(11.6%)	3.2%	4.5%

	Sales ($’s in millions; % change)
	Q3 2023	Q2 2023	Sequential Quarter Change	Q3 2022	Year-Over-Year Change
Carbon steel	$1,996.9	$2,141.2	(6.7%)	$2,371.9	(15.8%)
Aluminum	$592.6	$639.7	(7.4%)	$660.3	(10.3%)
Stainless steel	$557.5	$604.0	(7.7%)	$712.7	(21.8%)
Alloy	$174.4	$186.8	(6.6%)	$188.2	(7.3%)

Year-to-Date (9 Months) 2023 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)			Average Selling Price per Ton Sold (% change)
	2023	2022	Year-Over-Year Change	Year-Over- Year Change
Carbon steel	3,588.3	3,426.3	4.7%	(20.7%)
Aluminum	247.4	253.3	(2.3%)	(5.9%)
Stainless steel	218.4	243.9	(10.5%)	(11.1%)
Alloy	102.0	112.9	(9.7%)	7.5%

	Sales ($’s in millions; % change)
	2023	2022	Year-Over-Year Change
Carbon steel	$6,266.6	$7,545.2	(16.9%)
Aluminum	$1,902.5	$2,069.9	(8.1%)
Stainless steel	$1,818.8	$2,284.7	(20.4%)
Alloy	$552.6	$568.5	(2.8%)

	Sales by Product ($’s as a % of total sales)
				Nine Months Ended
				September 30,
	Q3 2023	Q2 2023	Q3 2022	2023	2022
Carbon steel plate	12%	12%	11%	12%	11%
Carbon steel structurals	11%	10%	10%	11%	10%
Carbon steel tubing	10%	10%	11%	10%	11%
Hot-rolled steel sheet & coil	9%	9%	9%	9%	10%
Carbon steel bar	5%	5%	5%	5%	5%
Galvanized steel sheet & coil	4%	4%	5%	4%	5%
Cold-rolled steel sheet & coil	2%	3%	3%	2%	3%
Carbon steel	53%	53%	54%	53%	55%

Aluminum bar & tube	5%	5%	5%	5%	5%
Heat-treated aluminum plate	5%	5%	4%	5%	4%
Common alloy aluminum sheet & coil	4%	4%	4%	4%	4%
Common alloy aluminum plate	1%	1%	1%	1%	1%
Heat-treated aluminum sheet & coil	1%	1%	1%	1%	1%
Aluminum	16%	16%	15%	16%	15%

Stainless steel bar & tube	7%	7%	8%	7%	7%
Stainless steel sheet & coil	6%	6%	6%	6%	7%
Stainless steel plate	2%	2%	2%	2%	2%
Stainless steel	15%	15%	16%	15%	16%

Alloy bar & rod	4%	4%	4%	4%	3%
Alloy tube	1%	1%	1%	1%	1%
Alloy	5%	5%	5%	5%	4%

Miscellaneous	5%	5%	5%	5%	5%
Toll processing & logistics	4%	4%	3%	4%	3%
Copper & brass	2%	2%	2%	2%	2%
Other	11%	11%	10%	11%	10%

Total	100%	100%	100%	100%	100%

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net sales	$3,623.0	$4,247.2	$11,468.6	$13,414.2

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	2,546.0	3,008.2	7,942.9	9,292.7
Warehouse, delivery, selling, general and administrative (“SG&A”)	626.9	630.1	1,928.8	1,890.6
Depreciation and amortization	60.6	60.4	182.5	178.8
	3,233.5	3,698.7	10,054.2	11,362.1

Operating income	389.5	548.5	1,414.4	2,052.1

Other (income) expense:
Interest expense	9.7	15.6	30.3	46.8
Other (income) expense, net	(8.2)	8.9	(23.3)	21.5
Income before income taxes	388.0	524.0	1,407.4	1,983.8
Income tax provision	92.0	129.6	340.7	490.9
Net income	296.0	394.4	1,066.7	1,492.9
Less: net income attributable to noncontrolling interests	1.0	0.9	3.5	3.3
Net income attributable to Reliance	$295.0	$393.5	$1,063.2	$1,489.6

Earnings per share attributable to Reliance stockholders:
Basic	$5.05	$6.55	$18.13	$24.35
Diluted	$4.99	$6.45	$17.92	$23.98

Shares used in computing earnings per share:
Basic	58,427	60,055	58,648	61,175
Diluted	59,124	60,984	59,333	62,114

Cash dividends per share	$1.00	$0.875	$3.00	$2.625

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	September 30,	December 31,
	2023	2022*
ASSETS
Current assets:
Cash and cash equivalents	$976.9	$1,173.4
Accounts receivable, less allowance for credit losses of $27.1 at September 30, 2023 and $26.1 at December 31, 2022	1,666.3	1,565.7
Inventories	2,110.2	1,995.3
Prepaid expenses and other current assets	104.7	115.6
Income taxes receivable	1.0	36.6
Total current assets	4,859.1	4,886.6
Property, plant and equipment:
Land	281.6	262.7
Buildings	1,469.3	1,359.3
Machinery and equipment	2,645.9	2,446.9
Accumulated depreciation	(2,207.8)	(2,094.3)
Property, plant and equipment, net	2,189.0	1,974.6
Operating lease right-of-use assets	227.7	216.4
Goodwill	2,108.7	2,105.9
Intangible assets, net	990.1	1,019.6
Cash surrender value of life insurance policies, net	28.0	42.0
Other assets	90.3	84.8
Total assets	$10,492.9	$10,329.9

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$445.4	$412.4
Accrued expenses	130.3	118.8
Accrued compensation and retirement benefits	203.3	240.0
Accrued insurance costs	43.7	43.4
Current maturities of long-term debt and short-term borrowings	0.3	508.2
Current maturities of operating lease liabilities	55.7	52.5
Total current liabilities	878.7	1,375.3
Long-term debt	1,141.6	1,139.4
Operating lease liabilities	174.7	165.2
Long-term retirement benefits	30.4	26.1
Other long-term liabilities	56.8	51.4
Deferred income taxes	475.5	476.6
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value: 5,000 shares authorized; none issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value and 200,000 shares authorized
Issued and outstanding shares—58,090 at September 30, 2023 and 58,787 at December 31, 2022	0.1	0.1
Retained earnings	7,823.6	7,173.6
Accumulated other comprehensive loss	(99.4)	(86.3)
Total Reliance stockholders’ equity	7,724.3	7,087.4
Noncontrolling interests	10.9	8.5
Total equity	7,735.2	7,095.9
Total liabilities and equity	$10,492.9	$10,329.9

* Amounts derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Nine Months Ended
	September 30,
	2023	2022
Operating activities:
Net income	$1,066.7	$1,492.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	182.5	178.8
Provision for credit losses	4.2	5.6
Stock-based compensation expense	48.4	48.4
Net loss on life insurance policies and deferred compensation plan assets	8.0	22.8
Other	(4.7)	2.9
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(102.0)	(191.6)
Inventories	(113.5)	(126.6)
Prepaid expenses and other assets	91.1	20.0
Accounts payable and other liabilities	(35.0)	(143.3)
Net cash provided by operating activities	1,145.7	1,309.9

Investing activities:
Acquisition, net of cash acquired	(24.1)	—
Purchases of property, plant and equipment	(358.6)	(249.7)
Proceeds from sales of property, plant and equipment	9.9	9.8
Other	5.0	(4.5)
Net cash used in investing activities	(367.8)	(244.4)

Financing activities:
Net short-term debt repayments	(2.2)	(0.8)
Principal payments on long-term debt	(505.7)	—
Cash dividends and dividend equivalents	(179.3)	(163.5)
Share repurchases	(239.2)	(547.7)
Taxes paid related to net share settlement of restricted stock units	(41.3)	(21.6)
Other	(3.0)	22.5
Net cash used in financing activities	(970.7)	(711.1)
Effect of exchange rate changes on cash and cash equivalents	(3.7)	(11.2)
(Decrease) increase in cash and cash equivalents	(196.5)	343.2
Cash and cash equivalents at beginning of year	1,173.4	300.5
Cash and cash equivalents at end of the period	$976.9	$643.7

Supplemental cash flow information:
Interest paid during the period	$32.5	$39.1
Income taxes paid during the period, net	$305.2	$596.8

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2023	2023	2022	2023	2023	2022
Net income attributable to Reliance	$295.0	$385.1	$393.5	$4.99	$6.49	$6.45
Restructuring charges	1.0	—	—	0.02	—	—
Non-recurring settlement charge	—	—	2.3	—	—	0.04
Income tax benefit related to above items	(0.3)	—	(0.6)	(0.01)	—	(0.01)
Non-GAAP net income attributable to Reliance	$295.7	$385.1	$395.2	$5.00	$6.49	$6.48

		Net Income		Diluted EPS
		Nine Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2023	2022	2023	2022
Net income attributable to Reliance		$1,063.2	$1,489.6	$17.92	$23.98
Restructuring charges		1.0	1.4	0.02	0.02
Non-recurring expenses of acquisitions		—	8.1	—	0.13
Non-recurring settlement charge		—	2.3	—	0.04
Gains related to sales of non-core assets		(4.8)	(2.0)	(0.08)	(0.03)
Income tax expense (benefit) related to above items		0.9	(2.5)	0.01	(0.04)
Non-GAAP net income attributable to Reliance		$1,060.3	$1,496.9	$17.87	$24.10

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Pretax income	$388.0	$510.9	$524.0	$1,407.4	$1,983.8
Restructuring charges	1.0	—	—	1.0	1.4
Non-recurring expenses of acquisitions	—	—	—	—	8.1
Non-recurring settlement charge	—	—	2.3	—	2.3
Gains related to sales of non-core assets	—	—	—	(4.8)	(2.0)
Non-GAAP pretax income	$389.0	$510.9	$526.3	$1,403.6	$1,993.6

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Gross profit - LIFO	$1,077.0	$1,222.7	$1,239.0	$3,525.7	$4,121.5
Amortization of inventory step-up	—	—	—	—	8.1
Non-GAAP gross profit	1,077.0	1,222.7	1,239.0	3,525.7	4,129.6
LIFO (income) expense	(45.0)	(45.0)	(27.5)	(105.0)	22.5
Non-GAAP gross profit - FIFO	$1,032.0	$1,177.7	$1,211.5	$3,420.7	$4,152.1

Gross profit margin - LIFO	29.7%	31.5%	29.2%	30.7%	30.7%
Amortization of inventory step-up as a % of sales	—	—	—	—	0.1%
Non-GAAP gross profit margin	29.7%	31.5%	29.2%	30.7%	30.8%
LIFO (income) expense as a % of sales	(1.2% )	(1.2% )	(0.6% )	(0.9% )	0.2%
Non-GAAP gross profit margin - FIFO	28.5%	30.3%	28.6%	29.8%	31.0%

	September 30,	June 30,	September 30,
	2023	2023	2022
Total debt	$1,151.7	$1,151.7	$1,661.2
Less: unamortized debt discount and debt issuance costs	(9.8)	(10.5)	(12.9)
Carrying amount of debt	1,141.9	1,141.2	1,648.3
Less: cash and cash equivalents	(976.9)	(816.3)	(643.7)
Net debt	$165.0	$324.9	$1,004.6

	Twelve Months Ended
	September 30,	June 30,	September 30,
	2023	2023	2022
Net income	$1,418.0	$1,516.4	$1,915.2
Depreciation and amortization	243.9	243.7	236.9
Impairment of long-lived assets	—	—	4.7
Interest expense	45.8	51.7	62.5
Income taxes	436.0	473.6	616.0
EBITDA	$2,143.7	$2,285.4	$2,835.3

Net debt-to-EBITDA	0.1x	0.1x	0.4x
Total debt-to-EBITDA	0.5x	0.5x	0.6x

Reliance Steel & Aluminum Co.’s presentation of non-GAAP pretax income, net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company’s historical performance for its existing and future stockholders. Adjustments include restructuring charges, gains on sales of non-core property, plant, and equipment, non-recurring expenses of its fourth quarter 2021 acquisitions and postretirement benefit plan settlement expense, which make comparisons of the Company’s operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.’s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company’s gross profit and gross profit margin. Reliance Steel & Aluminum Co. presents net debt- and total debt-to-EBITDA as a measurement of leverage utilized by management to monitor its debt levels in relation to its operating cash flow for which it utilizes EBITDA as a proxy.

Footnotes

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance’s orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance’s cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance’s earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP Reconciliation. Certain percentages may not calculate due to rounding.
[3] Free cash flow is calculated as cash provided by operations reduced by capital expenditures.
[4] Net debt-to-total capital is calculated as carrying amount of debt (net of cash) divided by total Reliance stockholders’ equity plus carrying amount of debt (net of cash).
[5] Net debt- and total debt-to-EBITDA are calculated as carrying amount of debt (net of cash) or total debt divided by earnings before interest, income taxes, depreciation, amortization and impairment of long-lived assets (“EBITDA”) for the most recent twelve months.